EXHIBIT 99.1


For Immediate Release
Wednesday, June 25, 2003


                      SHAREHOLDERS APPROVE UNION OF
               FNB CORPORATION AND BEDFORD BANCSHARES, INC.


William P. Heath, Jr., President and CEO of FNB Corporation (NASDAQ: FNBP), parent company of First National Bank and FNB Salem Bank and Trust, N.A., and Harold K. Neal, President and CEO of Bedford Bancshares, Inc. (NASDAQ: BFSB), parent company of Bedford Federal Savings Bank, jointly announce the approval by their respective shareholders of the affiliation of their organizations at special meetings held in Christiansburg and Bedford on Wednesday, June 25. Both shareholder groups approved the combination by margins in excess of 98 percent of shares cast.

"Our merger affiliates two banking companies that have shared common operating philosophies and direction, just in distinct markets, and now we are officially joining forces. Together, we can best deploy our resources to enhance our commitment to our customers and local communities while ensuring a strong return to our shareholders," Heath and Neal observed.

Subsequent to the affiliation, FNB Corporation will have approximately 3,500 shareholders and nearly 7.2 million outstanding shares. Stretching east to west, from Bedford County to Wythe County, and north to south, from the West Virginia to North Carolina borders, the organization will operate 26 branches, a mortgage loan production office, a financial services center, and 39 ATMs. With assets of nearly $1.3 billion and deposits in excess of $1 billion, FNB Corporation, through its affiliates, will constitute the largest publicly traded full service banking organization headquartered in Virginia in terms of Virginia deposits.

Pending regulatory approval, the merger is expected to take effect on August 1, 2003, with systems integration to follow during the first quarter of 2004.

Statements made in this release relating to the company's future prospects and performance are "forward-looking statements" that are subject to risks and uncertainties, both known and unknown, that could cause actual results to differ materially from those expressed or implied by such statements.
Factors that could have a material adverse effect on the operations and future prospects of the company include, but are not limited to, changes in: interest rates, general economic conditions, the legislative/regulatory climate, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the company's market area and accounting principles, policies, and guidelines. The information provided in this release is provided only as of the date of this release, and the company undertakes no obligation to update any forward-looking statements made herein.
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For more information contact:

William P. Heath, Jr.                  Peter A. Seitz
President and CEO                      EVP/CAO/General Counsel/Secretary
FNB Corporation                        FNB Corporation
(540) 382-6041                        (540) 381-6700

Harold K. Neal
President and CEO
Bedford Bancshares, Inc.
(540) 586-2590
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